As filed with the Securities and Exchange Commission on February 25, 2020
Registration No. 333-225457

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-225457

 FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PATTON WINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	03-0606420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5750 New King Drive, Suite 320 Troy, Michigan	48098-2634
(Address of Principal Executive Offices)	(Zip Code)

Kent Ward
Patton Wings, Inc.
13405 W. Star Drive, Suite 2
Shelby Township, Michigan 48315
(586) 781-0591
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jason Harmon, Esq. DLA Piper LLP (US) 6225 Smith Avenue Baltimore, Maryland 21209-3600 (410) 580-4170

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one:)

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE:
DEREGISTRATION OF SECURITIES
These Post-Effective Amendments relate to the following Registration Statement of Patton Wings, Inc., a Nevada corporation formerly known as Diversified Restaurant Holdings, Inc. (the “Registrant”) on Form S-3 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-225457, registering an indeterminate amount and number of common stock, $0.01 par value (“Common Stock”), preferred stock, $0.01 par value, debt securities and warrants to purchase Common Stock, which was originally filed with the SEC on June 6, 2018, and declared effective by the SEC on July 5, 2018.

On February 25, 2020, pursuant to that certain Agreement and Plan of Merger dated November 6, 2019 (the “Merger Agreement”) by and among Diversified Restaurant Holdings, Inc., Patton Wings Intermediate Holdings, LLC (“Parent”) and Golden Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent, the Registrant became a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement.
Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Shelby Township, State of Michigan, on February 25, 2020.

PATTON WINGS, INC.

By:	/s/ Kent Ward
Kent Ward Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kent Ward Kent Ward	Chief Executive Officer (Principal Executive Officer)	February 25, 2020

/s/ Pete Chiappa Pete Chiappa	Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2020

/s/ Ira Moreland Ira Moreland	Director	February 25, 2020
/s/ Sheldon Howell Sheldon Howell	Director	February 25, 2020